ARTICLES OF MERGER
                                       of
            BOUNCEBACKTECHNOLOGIES.COM, INC., a Delaware Corporation
                                  with and into
              CASINO RESOURCE CORPORATION, a Minnesota Corporation



         Pursuant to the provisions of the Minnesota Business Corporation Act, the undersigned corporations adopt the following Articles of Merger:

1. A copy of the Plan and Agreement of Merger is attached hereto as Exhibit "A" and made a part hereof by reference as if fully set forth herein.


2. The Plan and Agreement has been approved by, CASINO RESOURCE CORPORATION, the parent corporation in this parent-subsidiary merger pursuant to Section 302A.621 of the Minnesota Statutes.


3. (a) BOUNCEBACKTECHNOLOGIES.COM, INC. is a corporation duly organized and existing under the laws of the State of Delaware, having been incorporated on January 3, 2000, and, having an authorized capital stock consisting of 200 shares of Common Stock, with a par value of $.01 per share, of which 100 shares are issued and outstanding and owned by CASINO RESOURCE CORPORATION.


         (b) A copy of the Plan and Agreement of Merger was hand delivered to the sole shareholder of the subsidiary on January 3, 2000.


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         IN WITNESS WHEREOF,  the undersigned has executed this Certificate this
4th day of January, 2000.

                          BOUNCEBACKTECHNOLOGIES.COM, INC.


                          By:________________________________
                                   John J. Pilger, President

                          CASINO RESOURCE CORPORATION


                          By _______________________________
                                   John J. Pilger, President

                                   EXHIBIT "A"

                          PLAN AND AGREEMENT OF MERGER

         THIS PLAN AND AGREEMENT OF MERGER is made as of the 3rd day of January, 2000, and between CASINO RESOURCE CORPORATION., a Minnesota corporation (hereinafter referred to as "Casino"), and BOUNCEBACKTECHNOLOGIES.COM, INC., a Delaware corporation (hereinafter referred to as "BounceBack"), the said corporations being hereinafter sometimes each referred to as a "Corporation" or collectively referred to as the "Corporations".

                              W I T N E S S E T H :

         WHEREAS, Casino is a corporation duly organized and existing under the laws of the State of Minnesota, having been incorporated on April 29, 1969, and having an authorized capital stock consisting of 30,000,000 Shares of Common Stock, with a par value of $.01 per share, of which 12,177,216 shares are issued and outstanding and 5,000,000 Shares of 8% Cumulative Preferred Stock, with a par value of $.01 per share, of which none are outstanding; and

         WHEREAS, BounceBack. is a corporation duly organized and existing under the laws of the State of Delaware, having been incorporated on January 3, 2000, and having an authorized capital stock consisting of 200 shares of Common Stock, $.01 par value per share, of which 100 shares are issued and outstanding.

         WHEREAS, the Board of Directors and Shareholders of each of the Corporations have this day determined it to be in the best interests of the Corporations that they be merged.

         NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants and conditions herein contained, and for other good and valuable consideration, receipt of which is hereby acknowledged, and intending to be legally bound, do hereby agree as follows:

         1. Merger. BouncBack shall be merged with and into Casino on the effective date hereinafter set forth, in accordance with the applicable laws of the State of Minnesota and the State of Delaware and on the terms and conditions set forth in this Plan and Agreement of Merger (the "Merger"). From and after such effective date, Casino shall be the surviving corporation (the "Surviving Corporation") and shall continue to do business as a corporation organized and existing under the laws of the State of Minnesota, unaffected and unimpaired by the Merger, with all rights, privileges, immunities and powers, and subject to all the duties and liabilities of a corporation organized and existing under the laws of the State of Minnesota.

         2. Articles of Incorporation of Surviving Corporation. The Articles of Incorporation of Casino, upon the effective date of the Merger, shall be the Articles of Incorporation of the Surviving Corporation and those Articles of Incorporation shall be amended to read as follows:

                  "ARTICLE   1.   NAME.   The  name  of  the   corporation   is:
BounceBackTechnologies.com, Inc."

         3. By-Laws of Surviving Corporation. The By-Laws of Casino in force on the effective date of the Merger shall be the By-Laws of the Surviving Corporation until altered or amended or repealed.

         4. Directors and Officers.

              (a) The Directors of Casino shall be the Directors of the Surviving Corporation.

              (b) The officers of Casino shall be the officers of the Surviving Corporation.

         5.       Shares of Constituent Corporations.

              (a) Each share of capital stock of Casino outstanding on the effective date of the merger shall thereupon, without further action, be and continue to be one (1) share of the capital stock of the Surviving Corporation.

              (b) All of the authorized and outstanding shares of the capital stock of BounceBack and all rights and respects thereof, shall be canceled forthwith as of the effective date of the Merger. The Certificates evidencing the shares of stock shall be surrendered and canceled, without consideration.

         6. Effect of Merger. Upon the Merger becoming effective:

              (a) The separate corporate existence of BounceBack shall terminate and Casino shall become the owner, without other transfer or further act or deed, of all of the rights, privileges, powers, property, franchises, estates and interests of every kind of BounceBack , as effectually as the property of the Surviving Corporation as they were of BounceBack; and Casino shall be subject to all debts and liabilities of BounceBack in the same manner as if Casino had itself incurred them; and Casino shall be subject to all of the restrictions, disabilities and duties of all of the Corporations, which shall not revert or be in any way impaired by reason of this merger; and rights of creditors and liens upon any property of any of the Corporations shall be preserved unimpaired.

              (b) The assets and liabilities of BounceBack shall be taken up on the books of Casino in the amounts at which they shall at that time be carried on the books of BounceBack.

         7. Effective Date of Merger. This Plan and Agreement of Merger shall be effective upon the the filing of the requisite forms of Articles of Merger with the Minnesota and Delaware Secretaries of State.

         IN WITNESS WHEREOF, each Corporation has caused this Plan and Agreement of Merger to be executed by its respective duly authorized officers as of the day and year first above written.

                                 CASINO RESOURCE CORPORATION., a
                                 Minnesota corporation


                                 By: ____________________________
                                          John J. Pilger, President

[Corporate Seal]

                                 BOUNCEBACKTECHNOLOGIES.COM, INC.,
                                 a Delaware corporation


                                 By:  ____________________________
                                          John J. Pilger, President
[Corporate Seal]